Exhibit 3.11

DUPLICATE FOR THE FILE

No 116346

Certificate of Incorporation

I Hereby Certify

that CBT (TECHNOLOGY) LIMITED is this day Incorporated under the Companies Acts 1963 to 1986, and that the Company is Limited.

Given under my hand at Dublin, this Twenty-second day of August.

One Thousand Nine Hundred and Eighty-six

Fees and Deed Stamps £127.50

Stamp Duty on Capital £1.00

Registrar of Companies.

Certificate

Date 26.8.86

(CERTIFICATE No. 1)